UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2008
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 972-4005
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective April 11, 2008, the Board of Directors (the “Board”) of Motorcar Parts of America, Inc. (the “Registrant”) appointed Scott Adelson as a director of the Registrant, expanding the Board to six directors.
Mr. Adelson, 47, is a senior managing director and global co-head of corporate finance for the international investment banking firm Houlihan Lokey. Based in Los Angeles, he serves as a member of its board and is engaged in all aspects of the firm’s corporate finance practice.
At this time, the Board has not named Mr. Adelson to any committees of the Board, and currently does not expect to name Mr. Adelson to any committees of the Board.
Pursuant to the terms of the Registrant’s 2004 Non-Employee Director Stock Option Plan, Mr. Adelson was granted an option to purchase 25,000 shares of the Registrant’s common stock at an exercise price of $6.11 upon his appointment to the Board on April 11, 2008. One-third of the option is immediately exercisable, one-third of the option shall become exercisable on April 11, 2009 and one-third of the option shall become exercisable on April 11, 2010. Mr. Adelson will also receive fees consistent with those fees received by the existing non-employee directors for his service as a director of the Registrant.
A copy of the Registrant’s press release announcing Mr. Adelson’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 8.01 Other Events.
On March  31, 2008, Ross D. DeMont, principal of Midwood Capital Management LLC (“Midwood”), a holder of more than 5% of the Registrant’s common stock, sent a letter to Mr. Selwyn Joffe, Chairman and Chief Executive Officer of the Registrant, setting forth a series of suggestions regarding matters relating to deployment of capital and corporate governance. Midwood filed this letter with its Schedule 13D/A on March 31, 2008. The press release, dated April 11, 2008, attached hereto as Exhibit 99.1 contains a response to this letter.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 11, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.
Date: April 15, 2008	/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 11, 2008